Exhibit 10

ILLINOIS TOOL WORKS INC.

2026 EXECUTIVE CONTRIBUTORY RETIREMENT INCOME PLAN

Effective January 1, 2026

ILLINOIS TOOL WORKS INC.2026
EXECUTIVE CONTRIBUTORY RETIREMENT INCOME PLAN

Illinois Tool Works Inc. hereby adopts, effective as of January 1, 2026, the Illinois Tool Works Inc. 2026 Executive Contributory Retirement Income Plan. This Plan provides Eligible Executives with an opportunity to defer certain eligible compensation and be credited with certain Company contributions with respect to services provided from and after January 1, 2026. Any compensation deferrals and Company contributions with respect to compensation earned for services before 2026 are administered in accordance with the terms and conditions of the Prior Plan which continues to be the sole governing document for such compensation deferrals and Company contributions, except as otherwise provided herein.

ARTICLE I
DEFINITIONS

1.1 “Account” means the account(s) maintained on the books of the Company for each Participant or Beneficiary pursuant to Article II. Each Account shall be comprised of separate Sub-Accounts with respect to amounts credited under the Plan for each Deferral Year.

1.2 “Annual Payment Date” means May 1 of a calendar year.

1.3 “Base Pay” means, for the applicable Deferral Year, any pay that could be deferred as “Compensation” under the SIP, assuming “Compensation” under the SIP was determined without regard to the Code Limitations and included any deferrals made under this Plan, but excluding pay otherwise defined as Incentive under this Plan.

1.4 “Beneficiary” means the person or persons so designated by a Participant pursuant to Section 3.6, which may include a trust if properly designated by a Participant.

1.5 “Board” means the Board of Directors of the Company.

1.6 “CEO” means the Chief Executive Officer of the Company.

1.7 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

1.8 “Code Limitations” means any one or more of the limitations and restrictions that Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code place on the pre-tax employee contributions and matching contributions for a Participant under the SIP.

1.9 “Committee” means the Employee Benefits Steering Committee of the Company.

1.10 “Company” means Illinois Tool Works Inc., a Delaware corporation, and any successor thereto, and any corporation or other entity that together with Illinois Tool Works Inc. is a member of a controlled group of corporations under Code Section 414(b) or a group of trades or businesses under common control pursuant to Code Section 414(c).

1.11 “Company Basic Contribution” means the contribution made by the Company to a Participant’s Account pursuant to Section 2.5.

1.12 “Company Matching Contribution” means the contribution made by the Company to a Participant’s Account pursuant to Section 2.4.

1.13 “Corporate Change” shall mean either a “Change in Ownership,” “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets” as defined in Section 409A and summarized herein. A “Change in Ownership” occurs on the date that any one person, or more than one person acting as a group (as defined in Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A “Change in Effective Control” occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. A “Change of Ownership of a Substantial Portion of Assets” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

1.14 “Deferral Year” means any calendar year, beginning with calendar year 2026.

1.15 “Disability” means the Participant’s Separation from Service because the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored accident and health plan.

1.16 “Effective Date” means the effective date of this Plan, January 1, 2026.

1.17 “Eligible Executive” means the CEO and each other U.S.-based executive officer of the Company. In addition, the CEO may designate any other U.S.-based employees who are not executive officers of the Company as Eligible Executives for a Deferral Year, provided that an employee may be designated an Eligible Executive only if the employee is part of a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An executive designated as an Eligible Executive with respect to one Deferral Year need not be designated as an Eligible Executive for any subsequent Deferral Year.

1.18 “Incentive” means any performance-based bonus or other amount(s) earned by the Participant under any incentive plan sponsored by the Company that the Committee determines is eligible for deferral under the Plan.

1.19 “Participant” means an Eligible Executive who has commenced Base Pay and/or Incentive deferrals or has been credited with Company Matching Contributions and/or Company Basic Contributions under the Plan, and any other individual (other than a Beneficiary) who has an Account.

1.20 “Plan” means the Illinois Tool Works Inc. 2026 Executive Contributory Retirement Income Plan, as the same may be amended from time to time.
1.21 “Prior Plan” means the Illinois Tool Works Inc. Executive Contributory Retirement Income Plan, effective as of January 1, 2010, as amended and restated.

1.22 “Section 409A” means Section 409A of the Code.

1.23 “Separation from Service” means a Participant’s separation from service with the Company and its affiliates within the meaning of Section 409A and any related administrative policies of the Company.

1.24 “SIP” means the ITW Savings and Investment Plan.

1.25 “Sub-Account” means the portion of a Participant’s Account representing any Base Salary and Incentive deferrals, Company Matching Contributions, and Company Basic Contributions, as applicable, credited under the Plan with respect to a Deferral Year as provided herein, as adjusted thereafter in accordance with Section 2.6.

1.26 “Interest Yield” means 100 percent of the average of the monthly Moody’s Long-Term Corporate Bond Yield for the preceding calendar quarter as determined from the Moody’s Bond Record published by Moody’s Investor’s Services, Inc. (or any successor thereto), with the maximum Interest Yield pursuant to this Plan not to exceed 12 percent.

1.27 “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, or the Participant’s spouse, Beneficiary, or dependent (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.28 “Vesting Service” has the meaning set forth in the SIP.

ARTICLE II
DEFERRAL ELECTIONS AND COMPANY MATCH

2.1 Deferral Elections.

(a) General. In order to participate in the Plan, an Eligible Executive must submit (according to the method prescribed by the Company) a deferral election as to Base Pay and/or Incentive prior to the first day of the Deferral Year in which the Eligible Executive will perform services related to the amount to be deferred. Such election shall be effective with respect to Base Pay and/or Incentive related to services to be performed during the Deferral Year to which the deferral election relates. Deferral elections may be amended or revoked at any time prior to the first day of the Deferral Year to which the election relates.

(b) Performance-Based Compensation. Notwithstanding the provisions of Section 2.1(a), the Committee may permit any deferral election with respect to an Incentive that qualifies as “performance-based” compensation under Section 409A to be made with respect to such Incentive on or before the date that is six months before the end of the performance period, provided that (i) the Participant provides services continuously from the later of the beginning of the performance period or the date the Incentive criteria are established through the date of the deferral election, and (ii) that in no event may an election to defer Incentive be made after such Incentive has become readily ascertainable.

(c) New Participants. An individual who first becomes an Eligible Executive during a Deferral Year and who desires to become a Participant prior to the commencement of the next Deferral Year must submit a deferral election no later than 30 days after the date that such individual becomes an Eligible Executive and/or receives notice of designation as an Eligible Executive, to the extent permitted by the Committee. Any such election shall be effective with respect to Base Pay and/or Incentive related to services to be performed subsequent to the date of the election.

2.2 Minimum and Maximum Deferral. A Participant may elect to defer between 6% and 50% of the Participant’s Base Pay in 1% increments during a Deferral Year. In addition, a Participant may elect to defer between 6% and 85% of the Participant’s Incentive in 1% increments. The Company may reduce a Participant’s Incentive deferral if, and to the extent, the Participant elects to defer an amount that would not allow for payment by the Company of all FICA, federal, state and/or local income tax withholdings. The Committee may change these minimum and maximum deferral percentages for any Deferral Year as communicated in the applicable deferral election communications.

2.3 Timing of Deferral Credits. The amount of Base Pay and Incentive that a Participant elects to defer shall cause an equivalent reduction in the payment of the Participant’s Base Pay and Incentive. Base Pay and Incentive deferrals shall be credited to a Participant’s Sub-Account as of the date the deferred Base Pay or Incentive would have otherwise been paid to the Participant or as soon as reasonably practicable thereafter.

2.4 Company Matching Contributions. Each Participant who elects to defer Base Pay or Incentives for a Deferral Year shall be eligible to receive a Company Matching Contribution for each payroll period equal to the difference between (i) the Company Matching Contribution credited to the Participant under the SIP for such payroll period and (ii) the Company Matching Contribution that would have been credited under the SIP for such payroll period based on the Participant’s aggregate matchable deferrals under the SIP and this Plan (and solely with respect to the Incentive paid in 2026 with respect to services provided in 2025 or earlier, any deferrals under the Prior Plan) for the applicable payroll period assuming “Compensation” under the SIP was determined without regard to the Code Limitations and included any deferrals made under this Plan. Company Matching Contributions for a Participant shall be credited to the Participant’s Sub-Account for the applicable Deferral Year to which the related deferral of compensation relates. For example, a Company Matching Contribution calculated with respect to an Incentive payable in 2027 with respect to services provided in 2026 will be credited to the Sub-Account for the 2026 Deferral Year. Consistent with that requirement, as a transitional matter, any Company Matching Contribution calculated hereunder for an Incentive paid in 2026 with respect to services provided in 2025 or earlier shall be credited to the appropriate payment sub-account under the Prior Plan. Each Participant shall be fully and immediately vested in the Participant’s Company Matching Contributions.

2.5 Company Basic Contributions. Each Participant who is a “Group II Participant” under the SIP, including any such Group II Participants who do not elect to defer Base Pay or Incentive under Section 2.1, shall be eligible to receive a Company Basic Contribution for each payroll period during a Deferral Year equal to the difference between (i) the Company Basic Contribution credited to the Group II Participant under the SIP for such payroll period and (ii) the Company Basic Contribution that would have been credited under the SIP for such payroll period assuming “Compensation” under the SIP was determined without regard to the Code Limitations and included any deferrals made under this Plan. Company Basic Contributions shall be credited to the Participant’s Sub-Account for the applicable Deferral Year to which the related deferral of compensation relates. A Participant who receives a Company

Basic Contribution shall be fully vested in such Company Basic Contribution upon completion of three years of Vesting Service.

2.6 Account Adjustments. The Committee shall establish from time to time an interest rate or deemed investment index or vehicle pursuant to which a Participant’s Account shall be adjusted for deemed investment results until such Account is fully paid. The Committee may change such interest rate or deemed investment index or vehicle from time to time on a prospective basis. The adjustments to any Accounts as provided in this Section 2.6 shall be made from time to time at such intervals as determined by the Committee. The Committee shall communicate to Participants the method for adjustments under this Section 2.6 in effect from time to time. As of the Effective Date and unless and until the Committee determines otherwise, a Participant’s Account shall be adjusted for deemed investment results using the Interest Yield applied in the same manner as under the Prior Plan.

ARTICLE III
PAYMENT OF BENEFITS

3.1 Payment Events. A Participant’s Account, to the extent vested, shall become payable on the first to occur of the Participant’s death, Disability, or Separation from Service, with each applicable Sub-Account payable at the time and in the form elected by the Participant in accordance with Section 3.2 and subject to the other terms and conditions of this Article III.

3.2 Payment Elections. A Participant shall elect the time and form of payment that shall apply to the Sub-Account for a Deferral Year coincident with the deferral elections under Section 2.1 above for the Deferral Year, as follows:

3.2.1 Separation from Service: In case of a payment due to the Participant’s Separation from Service, the election shall specify:

(a) the form of payment in which that Sub-Account shall be paid, which may be either a lump sum or annual installments over two to 10 years, and

(b) a payment commencement date, which shall be (i) the first Annual Payment Date that follows the Participant’s Separation from Service or (ii) the Annual Payment Date of the year elected by the Participant, provided that such year (A) commences after the Participant’s Separation from Service and (B) is no later than 25 years following the Deferral Year. For the avoidance of doubt, if the Participant elects to commence payments in a specified year and the Participant has not had a Separation from Service before the Annual Payment Date for that specified year, the payment commencement date shall be the first Annual Payment Date that follows the Participant’s Separation from Service (and the form of payment shall be as elected under Section 3.2.1(a)).

If the Participant fails to properly make an election as to the time and form of payment with respect to payments following a Separation from Service, payment shall be in the form of a lump sum. If the Participant fails to properly make an election as to the payment commencement date, the payment commencement date shall be the first Annual Payment Date that follows the Participant’s Separation from Service.

3.2.2 Death or Disability.

(a) In the event of a Participant’s Disability or death prior to the payment commencement date in Section 3.2.1(b) above, or in the case of a Participant’s Disability or death prior to the complete distribution of one or more Sub-Accounts, each of the Participant’s Sub-Accounts shall be distributed in the form of a lump sum on the first Annual Payment Date that follows the Participant’s Disability or death, as applicable.

(b) Notwithstanding the terms of Section 3.2.2(a), a Participant may elect at the time that such Participant is first eligible to make an initial deferral election under the Plan, that in the event of the Participant’s Disability or death, each Sub-Account will be paid to the Participant or the Participant’s Beneficiary, as applicable, in the same form and upon same payment schedule as elected by the Participant in the event of Participant’s Separation from Service pursuant to section 3.2.1 above.

3.3 Annual Payments. For a lump sum payment payable due to a Participant’s death, Disability, Separation from Service, or a later elected commencement date, the lump sum payment shall be made as of the first Annual Payment Date after the applicable payment event in an amount equal to the balance of the Sub-Account as of the applicable Annual Payment Date. For installment payments payable upon a Participant’s Separation from Service or later elected commencement date (or payable upon death or Disability based on any such elections), the first installment payment shall be made as of the first Annual Payment Date after the applicable payment event, and each subsequent installment shall be made as of each subsequent Annual Payment Date during the applicable installment payment period. The amount of each installment payment shall equal the balance of the Sub-Account as of the applicable Annual Payment Date divided by the number of remaining installments (including the installment then payable). Payments shall be made on or as soon as administratively practicable after the applicable Annual Payment Date, provided that payments will be delayed for certain key employees to the extent necessary to comply with Section 409A as provided by Section 3.4(c) below.

3.4 Additional Payment Rules.

(a) Change to Prior Election. A Participant may elect to change a form of payment previously elected with respect to any of the Participant’s Sub-Accounts, or to elect another payment commencement date that is subsequent to Separation from Service, provided (i) such new election does not take effect until at least 12 months after the date the election is made, (ii) if commencement of payment is not related to the Participant’s Separation from Service on account of Disability or death, the first payment with respect to which such new election is effective is deferred for a period of five years from the date such payment would otherwise have commenced, and (iii) if a Participant previously elected a payment commencement date that is subsequent to Separation from Service, a change to that date may not be made within the 12-month period prior to such date. The Committee may, in its discretion, prohibit or otherwise limit any such elections that would have the effect of delaying payments beyond the 25th year following the applicable Deferral Year or more than 10 years beyond the first Annual Payment Date following a Participant’s Separation from Service.

(b) Company Basic Contribution Participants. In the event that an Eligible Executive elects not to defer Base Pay and/or Incentive under Section 2.1(a) but is a Group II Participant under the SIP and eligible to receive Company Basic Contributions pursuant to Section 2.5, such Eligible Executive shall be considered a Participant for purposes of this Plan and shall have the opportunity to make a form and commencement of payment election with respect to such Eligible Executive’s Sub-Accounts in accordance with the timing rules for deferral elections set forth in Section 2.1.

(c) Key Employees. Notwithstanding any provision herein to the contrary and to the extent necessary to comply with Section 409A, for a Participant who is a key employee (as defined in Section 409A), any amount payable due to the Participant’s Separation from Service shall be paid at the later of the applicable Annual Payment Date or the first day of the seventh month following the date of the Participant’s Separation from Service (or the date of the Participant’s death, if earlier). The Participant’s Sub-Account shall continue to be adjusted in accordance with Section 2.6 during any such period of delayed payment required by Section 409A.

3.5 Emergency Benefit. In the event that the Company, upon a request by a Participant according to the method prescribed by the Company, determines in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, the Company may pay to the Participant, as soon as practicable following such determination, an amount, not in excess of the Participant’s Account, necessary to satisfy the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan.

3.6 Payment to Beneficiary. If a Participant dies prior to the commencement or completion of payments, then the Participant’s Account shall be paid (or continue to be paid in the case of installment payments that had previously commenced) to the Participant’s Beneficiary based on the time and form of payment elected under Section 3.2.2 applicable in case of the Participant’s death. The Participant may designate (or change) a Beneficiary according to the method prescribed by the Company. If no designation is in effect or if an existing designation is determined to be invalid or ineffective at the time any payments under this Plan become due, the Beneficiary shall be the spouse of the Participant, or if no spouse is then living, the Participant’s estate.

3.7 Small Benefits. Notwithstanding anything in this Article III to the contrary, if the vested balance of a Participant’s Account in this Plan is $50,000 or less on the Participant’s Separation from Service, the Participant’s entire vested Account in this Plan shall be paid in a lump sum to the Participant or the Participant’s Beneficiary on the next occurring Annual Payment Date following the Participant’s Separation from Service in full settlement of the Participant’s benefits under this Plan.

3.8 Forfeiture of Benefits. If, prior to a Corporate Change, a Participant shall be discharged for gross misconduct or a Participant or Beneficiary shall at any time, regardless of whether before or after the Participant’s Separation from Service, divulge confidential Company information to other persons or otherwise act against the business interests of the Company, the portion of the Participant’s or Beneficiary’s Account attributable to Company Basic Contributions and Company Matching Contributions may be forfeited by the Committee or the CEO.

3.9 Payment on Specified Date. For purposes of this Article III, a payment shall be treated as made (or commencing) on the applicable Annual Payment Date (or later payment date if required by Section 409A), if the payment is made (or commences) on (i) such date, (ii) a later date within the same taxable year of the Participant, or (iii) if later, by the fifteenth day of the third calendar month following such date, provided that the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment.

ARTICLE IV
CLAIMS PROCEDURE

All claims for benefits under this Plan shall be made in accordance with the claims procedure set forth in the SIP, which shall be separately furnished to each Participant; provided, however, that (1) such claims procedure shall be adjusted for timing, notification and other applicable requirements in the event of a claim for Disability-related benefits in accordance with the provisions of Section 503 of ERISA and (2) all references in the SIP’s claims procedure to the “Plan Administration” or the “Appeals Committee” shall instead be deemed to refer to the Committee, whose decisions on all claims for benefits under this Plan shall be binding and final. Benefits under the Plan shall be paid only if the Committee, in its discretion, determines that a claimant is entitled to them. If a judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented will be strictly limited to the evidence timely presented to the Committee. Consistent with the SIP, if a claimant follows the claims procedure, but his or her final appeal is denied, he or she will have one year to file a lawsuit with respect to that claim, and failure to meet the one-year deadline will extinguish his or her right to file a lawsuit with respect to that claim.

ARTICLE V
ADMINISTRATION

The Committee, which shall administer the Plan, shall have the power and duty to adopt such rules and regulations consistent with Plan terms; to maintain records concerning the Plan; to construe and interpret the Plan and resolve all questions arising under the Plan; to direct the payment of Plan benefits; and to comply with the requirements of any applicable federal or state law. The Committee may appoint any agents that it deems necessary for the effective performance of its duties and may delegate to those agents those powers and duties that the Committee deems expedient or appropriate that are not inconsistent with the intent of the Plan (such agent or agents, a “Delegate”). All decisions of the Committee or a Delegate upon all matters within the scope of their authority shall be made in the Committee’s or Delegate’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law. None of the Company, any Delegate, any employee or Board or Committee member shall be liable to any Eligible Executive, active or former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

ARTICLE VI
AMENDMENT AND TERMINATION

6.1 Amendment. The Board may amend the Plan in whole or in part at any time, including without limitation an amendment to discontinue future deferrals. Any amendment shall comply with Section 409A. Specifically, no amendment may decrease the balance of a Participant’s or Beneficiary’s Account (except as required by Section 409A).

6.2 Termination. The Board may terminate the Plan at any time, subject to the termination restrictions of Code Section 409A. Upon termination, a Participant’s or Beneficiary’s Sub-Accounts shall be paid to the Participant or Beneficiary in a lump sum upon Plan termination, provided that (i) the termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates all non-qualified deferred compensation arrangements of the same type at the same time that this Plan is terminated; (iii) the Company makes no payments to Participants and Beneficiaries for 12 months following the Plan termination but makes all payments within 24 months of the Plan termination; and (iv) the Company adopts no new non-qualified deferred compensation arrangement of the same type for three years.

6.3 Corporate Change. The Board may terminate the Plan in conjunction with a Corporate Change, provided that (i) the Company terminates the Plan within the 30 days preceding or the 12 months following a Corporate Change; and (ii) the Company terminates all non-qualified deferred compensation arrangements of the same type at the same time that this Plan is terminated with respect to each Participant that experienced Corporate Change. Following such termination, each current Participant, former Participant and Beneficiary shall receive a lump-sum payment of such individual’s Account within the 12 months following the termination of the Plan. Account balances shall be determined as of the applicable payment date.

ARTICLE VII
MISCELLANEOUS
7.1 Corporate Successor. The Plan shall not terminate, but shall continue, upon a transfer or sale of assets of the Company or upon the reorganization, merger or consolidation of the Company into or with any other corporation or other entity; provided that it is not terminated pursuant to Section 6.3 and the transferee, purchaser or successor agrees to continue the Plan. In the event that the transferee, purchaser or successor does not continue the Plan, then the Plan shall terminate to the extent permitted under Section 6.2 and the applicable restrictions under Section 409A.

7.2 No Implied Rights. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan. The provisions of this Plan document supersede and preempt any prior understandings, agreements or representations by or between the Company and any Participant or Beneficiary, written or oral, which may have related in any manner to the subject matter hereof.

7.3 No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company including, without limitation, any specific funds, assets or other property that the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company. In order to provide for the payments hereunder, the Company has established an irrevocable trust, the assets of which are part of the Company’s general assets and therefore subject to the claims of the Company’s general creditors in the event of insolvency. To the extent any Plan-required payments are made from the trust, the Company shall have no further obligations to pay such amounts directly to the Participant or Beneficiary.

7.4 Section 409A. This Plan is intended to be administered in compliance with Section 409A and each provision of the Plan shall be interpreted consistent with Section 409A. Neither the Company, its affiliates nor any of their directors, officers or employees shall have any liability to a current or former Participant or Beneficiary in the event Section 409A applies to any benefit paid or provided pursuant to the Plan in a manner that results in adverse tax consequences for the Participant or any Beneficiary. The Administrator may unilaterally amend, modify or terminate any benefit provided under the Plan if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

7.5 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.

7.6 Offset. If, at the time payments are to be made hereunder, a Participant or Beneficiary or both are indebted or obligated to the Company, then such payments may at the discretion of the Committee be reduced by the amount of such indebtedness or obligation in a manner and to the extent permitted by Section 409A; provided, however, that an election by the Committee not to reduce any such payments shall not constitute a waiver of its claim for such indebtedness or obligation. In the event of an overpayment of benefits under this Plan, the SIP, or any other Company-sponsored plan, the Committee may determine that all or part of the amount of the overpayment may be recovered by an offset to any payment to be made pursuant to this Plan.

7.7 Non-Assignability. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall be, prior to actual payment, subject to the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

7.8 Incapacity of Recipient. If a current or former Participant or a Beneficiary is deemed by the Committee to be incapable of personally receiving any payment under the Plan, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution providing for the care and maintenance of such person. Any such payment shall be for the account of such person and shall be a complete discharge of any liability of the Company and the Plan therefor.

7.9 Withholding of Taxes. The Company shall withhold any federal, state or local taxes applicable to any payments pursuant to the Plan. Notwithstanding any other Plan provision to the contrary, the payment of any Participant’s benefit may be accelerated by the Company to the extent of any required FICA withholdings applicable to such benefit (plus any other withholdings applicable to the withheld FICA amount).

7.10 Governing Laws. Except to the extent not pre-empted by ERISA or other federal law, the Plan shall be construed and administered according to the laws of the State of Illinois.

7.11 Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Plan or the validity, legality or enforceability of such provision in any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

ILLINOIS TOOL WORKS INC.

As evidence of the adoption of the Plan, the Compensation Committee, as authorized by the Board of Directors of the Company, has caused this document to be executed by a duly authorized officer as of: October 24, 2025

By: /s/ Mary K. Lawler, Senior Vice President, Chief Human Resources Officer